Exhibit 99.1

Team Purple,

Today, we announced that Inari Medical has entered an agreement to be acquired by Stryker. Attached is a copy of the press release announcing the transaction. This marks an exciting new chapter of our Ethos of putting patients first, making no small plans and taking care of each other. Combining Inari’s world-class VTE treatments with Stryker’s capabilities and global footprint will allow us to build on our momentum, enter new markets and create important new opportunities for patients, physicians and employees alike.

Today’s milestone is a testament to your unwavering commitment to our Ethos and your relentless focus on patients. Together, we’ve made tremendous progress pioneering an entirely new approach to helping patients with Venous Thromboembolism. Alongside our work in PE and DVT, we’ve also developed purpose-built toolkits targeting three other patient populations, and our acquisition of LimFlow targets a sixth. Our track record of innovation speaks for itself.

In addition to our commitment to continuous innovation, we’ve been equally committed to high quality clinical evidence. We’ve also raised awareness and educated thousands of health care providers while building powerful capabilities to support the development of VTE programs. Taken together, these efforts have allowed us to treat over 175,000 patients. I am so proud of everything we have accomplished together. But there is so much more to do.

Stryker recognizes the power of Inari’s portfolio of products and the growth opportunity ahead for our business, both in the United States and internationally. For Stryker, which does not have any presence in VTE, Inari provides an opportunity to grow into a brand-new business that is large and highly underpenetrated. Together, we will be better positioned to accelerate the development of innovative new solutions and impact more patients around the world.

Importantly, we have found a strong partner that is also a good cultural fit. This acquisition means we are joining forces with a mission-driven organization that will allow us to remain true to our Ethos. Stryker has a strong track record of acquiring companies and empowering them to achieve continued growth and success. Stryker also recognizes that our team is among the most talented in the industry and this partnership will create important new personal development opportunities.

Looking ahead, this announcement is just the first step in the process of Inari becoming part of the Stryker family, which we expect to happen in the first quarter of 2025, subject to customary closing conditions. Until then, we will remain two separate companies. That means we are operating our business as usual, and it is important for all of us to stay focused on our day-to-day responsibilities and our commitment to physicians and patients.

Over the coming weeks, we will assemble an integration planning team made up of members of Stryker and Inari to determine how best to bring our businesses together. We will keep you updated as we make progress and work through this process.

We have scheduled two Town Halls to discuss the announcement in more detail and address some of your questions. The first at 2:15 pm PT today and the second at 4:15 pm PT today. Please try and join one of these sessions. To answer some of your more immediate questions, accompanying this note and posted on the Purple Plant is an employee FAQ.

On behalf of the entire leadership team, thank you for dedication to Inari. With Stryker, the Purple Wave will reach higher and go farther than ever before. As you learn more, I am confident that you will share my excitement about the next chapter of our Ethos.

In closing, please know the mission continues. The work carries on. The Ethos endures. And make no mistake, now more than ever, we are just gettin’ started!

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Forward-Looking Statements

This communication may contain “forward-looking statements” that are subject to substantial risks and uncertainties. Forward-looking statements contained in this press release may be identified by the use of words such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including all statements regarding the intent, belief or current expectation of Inari and members of its management team. Forward-looking statements may include, without limitation, statements about the closing of the proposed acquisition of Inari and the expected benefits of such transaction. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and are cautioned not to place undue reliance on these forward-looking statements.

Actual results may differ materially from those currently anticipated due to a number of risks and uncertainties. Risks and uncertainties that could cause the actual results to differ from expectations contemplated by forward-looking statements include: uncertainties as to the timing of the tender offer and merger; uncertainties as to how many of Inari’s stockholders will tender their stock in the tender offer; the possibility that competing offers will be made; the possibility that various closing conditions for the transaction may not be satisfied or waived on the anticipated timeframe or at all, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; the effects of the transaction on relationships with employees, other business partners or governmental entities; the difficulty of predicting the timing or outcome of regulatory approvals or actions, if any; the impact of competitive products and pricing; other business effects, including the effects of industry, economic or political conditions outside of Inari’s control; transaction costs; the risk of litigation and/or regulatory actions related to the proposed transaction; actual or contingent liabilities; and other risks and uncertainties detailed from time to time in Inari’s periodic and other reports filed with the SEC, including current reports on Form 8-K, quarterly reports on Form 10-Q and annual reports on Form 10-K.

All forward-looking statements contained in this communication are based on information available to Inari as of the date hereof and are made only as of the date of this release. Inari undertakes no obligation to update such information except as required under applicable law. These forward-looking statements should not be relied upon as representing Inari’s views as of any date subsequent to the date of this communication. In light of the foregoing, investors are urged not to rely on any forward-looking statement in reaching any conclusion or making any investment decision about any securities of Inari.

Additional Information and Where to Find It

The tender offer described in this communication has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Inari nor is it a substitute for any tender offer materials that Parent, Merger Sub or Inari will file with the U.S Securities and Exchange Commission (the “SEC”). A solicitation and an offer to buy shares of Inari will be made only pursuant to an offer to purchase and related materials that Parent intends to file with the SEC. At the time the tender offer is commenced, Parent will file a Tender Offer Statement on Schedule TO with the SEC, and Inari will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. INARI’S STOCKHOLDERS AND OTHER INVESTORS ARE URGED TO READ THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, will be sent to all stockholders of Inari at no expense to them. The Tender Offer Statement and the Solicitation/Recommendation Statement will be made available for free at the SEC’s website at www.sec.gov. Additional copies may be obtained for free by contacting Parent or Inari. Copies of the documents filed with the SEC by Inari will be available free of charge under the “Company Information—Investors” section of Inari’s website at inarimedical.com.

Inari files annual, quarterly and current reports, proxy statements and other information with the SEC. Inari’s filings with the SEC are available for free to the public from commercial document-retrieval services and at the website maintained by the SEC at www.sec.gov.

Drew Hykes

CEO

Inari Medical

6001 Oak Canyon, Suite 100

Irvine, CA 92618

C: 763.257.6287